Filed pursuant to Rule 424(b)(2)
                                         Registration Statement No. 333-111324

PROSPECTUS SUPPLEMENT NO. 1
(To the Prospectus dated January 14, 2004)


                                [GRAPHIC OMITTED]

                       Nastech Pharmaceutical company Inc.

                        1,136,364 Shares of Common Stock,
             Warrants to Purchase 511,364 Shares of Common Stock and
        511,364 Shares of Common Stock Issuable Upon Exercise of Warrants

      This prospectus supplement relates to our offering of an aggregate of 1,136,364 shares of our common stock, warrants to purchase up to 511,364 shares of our common stock and the shares of common stock issuable upon exercise of such warrants. Each investor will receive warrants to purchase one share of common stock at an exercise price of $14.40 per share for every two shares of common stock it purchases in this offering. The 1,136,364 shares of common stock and related warrants are being offered and sold for an aggregate offering price of $12,500,000.

      You should read this prospectus supplement in conjunction with the prospectus dated January 14, 2004 carefully before you invest. This prospectus supplement is incorporated by reference into the prospectus and all terms used herein shall have the meaning assigned to them in the prospectus.


                               -------------------

      Our shares of common stock trade on the Nasdaq National Market under the symbol "NSTK". Our warrants are not listed or quoted for trading on any on any stock exchange or quotation system. On June 24, 2004, the last sale price of the shares of our common stock as reported on the Nasdaq National Market was $9.60 per share.

      Investing in our securities involves risks that are described in the "Risk Factors" section beginning on page 5 of the prospectus.

      Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is June 25, 2004.

                              TABLE OF CONTENTS

About This Prospectus Supplement                                   S-1

Use of Proceeds                                                    S-1

Description of Securities Purchase Agreement                       S-1

Description of Warrants                                            S-4

Legal Matters                                                      S-11

                        ABOUT THIS PROSPECTUS SUPPLEMENT

      As used in this prospectus, "Nastech," "company," "we," "us" and "our" refer to Nastech Pharmaceutical company Inc. and its consolidated subsidiaries, unless otherwise specified.

      This prospectus supplement supplements the prospectus that is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission on December 18, 2003, utilizing a shelf registration process. Under this process, we may from time to time sell any combination of securities described in the prospectus in one or more offerings. The prospectus provides you with a general description of the securities we may offer.

      This prospectus supplement contains specific information about the terms of the securities being offered hereby. When appropriate, this prospectus supplement also adds, updates or changes information contained in the prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in this prospectus supplement. Before making an investment decision, you should read both the prospectus and this prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information" of the prospectus.

      When acquiring any securities discussed in this prospectus supplement, you should rely only on the information provided in the prospectus and this prospectus supplement, including the information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where such an offer is prohibited. You should not assume that the information in the prospectus, this prospectus supplement or any document incorporated by reference, is accurate as of any date other than the date mentioned on the cover page of those documents. Our business, financial condition, results of operations, and prospectus may have changed since that date.

                                 USE OF PROCEEDS

      We expect the net proceeds from this offering to be up to approximately $12,300,000 million after deducting the fees and expenses of the offering, including fees payable to our financial advisor WR Hambrecht & Co, LLC. We intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, including the funding of our clinical research and development programs, the clinical development of our pipeline, capital expenditures and working capital needs. Our management will retain broad discretion in the allocation of the net proceeds from the sale of these securities.



                DESCRIPTION OF THE SECURITIES PURCHASE AGREEMENT

      The shares of common stock and the warrants offered pursuant to the prospectus and this prospectus supplement will be sold pursuant to a securities purchase agreement. The form of securities purchase agreement is available from the Company in the manner described in the prospectus under the heading "Where You Can Find Additional Information" and will also be filed with the SEC as an exhibit on Form 8-K. We urge you to read the text of the securities purchase agreement, together with the text of the warrants described below, because that document, and not this description, defines your complete rights as a purchaser of the shares and the warrants.

Purchase of Securities

      The securities purchase agreement provides for the purchase of 1,136,364 shares of our common stock and warrants to acquire 511,364 shares of our common stock for an aggregate purchase price of $12,500,000. This is equivalent to $11.00 for each share and accompanying warrant.

Representations and Warranties

      The securities purchase agreement contains representations and warranties of the company customary for the type of issuance of securities described in this prospectus supplement.

Covenants

      The securities purchase agreements includes various covenants of our company, including, among others, the following:

      Maintenance of Registration Statement. For so long as any of the warrants remain outstanding, we must use our reasonable best efforts to maintain the effectiveness of the registration statement of which the prospectus forms a part, so that we may issue the shares issuable upon exercise of the warrants pursuant to the registration statement.

      Reporting Status. Other than in connection with a Fundamental Transaction, defined below, which complies with the terms of the warrants, we agree that until the initial purchasers have sold all of the purchased shares of common stock and the shares issuable upon exercise of the warrants and none of the warrants are outstanding, we will timely file all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934 and we will not terminate our status as an issuer required to file reports under the Exchange Act.

      Listing. We agree to promptly secure the listing of all of the shares offered pursuant to this prospectus supplement and the shares issuable upon exercise of the warrants on the Nasdaq National Market, where our shares are listed for trading. So long as any warrants are outstanding, other than in connection with a Fundamental Transaction, we must maintain the listing of our common stock on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market and not take any action reasonably expected to result in the delisting or suspension of our common stock from such a market.

      Reservation of Shares. We are required to at all times have authorized, and reserved for the purpose of issuance, the number of shares of common stock issuable upon exercise of the warrants.

      Additional Issuances of Securities.

      Standstill. Until 90 business days following the closing of the sale of the securities under the securities purchase agreement, we may not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of our equity securities or the equity securities of any of our subsidiaries or any securities that are equivalent to or are exercisable or exchangeable for or are convertible into our equity securities, without the consent of a majority of the purchasers of the shares under the securities purchase agreement.

      Right of First Refusal. Until one year from the closing of the sale of the securities under the securities purchase agreement, we may not issue any securities of the type referred to in the preceding paragraph unless we have offered to the purchasers of the securities under the securities purchase agreement a right of first refusal to acquire the securities that we propose to issue.

      Under this right of first refusal, we must deliver to the purchasers a notice of any proposed issuance which describes the offered securities, describes the price and other terms upon which they are to be issued, and identifies the persons, if known, to which we propose to offer the securities. The right to acquire the offered securities will be allocated among the purchasers of the securities under the securities purchase agreement pro rata based upon the number of shares of common stock that each is purchasing, with oversubscription rights if one or more of the purchasers fails to exercise its rights to acquire the offered securities in whole or in part.

      To exercise the right to acquire the offered securities, a purchaser must deliver a written notice of exercise within three days of receiving notice of the offer. We will then have ten business days from the expiration of the period during which the right of first refusal must be exercised to sell any of the securities that are not being acquired under the right of first refusal, but only on terms and conditions that are not less favorable to the company than those set forth in the notice of proposed issuance referred to above.

      The standstill and right of first refusal provisions described above do not apply:

      o in connection with any employee benefit plan which has been approved by our board;

      o upon conversion of any options, warrants, rights or convertible securities that are outstanding on the day immediately preceding the closing of the securities sold pursuant to the securities purchase agreement, provided, that their terms are not amended, modified or changed after the closing;

      o upon conversion of any options, warrants, rights or convertible securities issued pursuant to the right of first refusal, provided, that their terms are not amended, modified or changed;

      o to transactions involving a strategic alliance, acquisition of stock or assets, merger, collaboration, joint venture, partnership or other similar arrangement with another entity that is engaged in a business similar, complementary or related to our business or pursuant to which we issue securities with the primary purpose to directly or indirectly acquire, license or otherwise become entitled to use technology relevant to or useful in our business; or

      o pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates net proceeds to the company in excess of $25,000,000.

      In addition, the right of first refusal will not be available to any purchaser of securities under the securities purchase agreement if we request consent from the purchaser to deliver an offer notice and the purchaser elects not to receive the notice.

Indemnification

      We have agreed to indemnify the purchasers under the securities purchase agreement against loss or liability on account of any misrepresentation or breach of covenant under the securities purchase agreement or of any cause of action, suit or claim brought by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of the securities purchase agreement and the warrants, other than as a result of the gross negligence or willful misconduct of the purchasers.

Successors and Assigns

      This securities purchase agreement is for the benefit of the parties entering into the agreement, their respective successors and any person to which the rights under the agreement are specifically assigned in connection with a transfer of any of the purchased securities not effected on the principal securities market for our common stock.


                           DESCRIPTION OF THE WARRANTS

      The following summary description of the warrants sets forth some general terms and provisions of the warrants, but the summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrants. The form warrants is available from the company as described in the prospectus under "Where You Can Find Additional Information" and will also be filed with the SEC as an exhibit on Form 8-K. We urge you to read the text of the warrant because that document, and not this description, defines your complete rights as a warrant holder.

Exercise Period

      The warrants may be exercised at any time on and after December 25, 2004, which is six months after the date the warrants are first issued, until the expiration date of the warrants. The warrants expire on June 25, 2009, five years from the date of issuance.

Exercise Price and Other Terms

      Each warrant entitles its holder to purchase the shares of our common stock specified on the face of the warrant at an exercise price of $14.40 per share. The exercise price of the warrants is subject to adjustment in accordance with the anti-dilution and transactional adjustment provisions described below. These anti-dilution and transactional adjustment provisions may adversely affect our ability to raise capital in the future, particularly through issuance of shares of our common stock at prices below the exercise price of the warrants.

      A warrant may be exercised by its holder, in whole or in part, by delivery of a written exercise notice in the form attached to the warrant. The holder must also deliver payment in an amount equal to the exercise price multiplied by the number of warrant shares for which the warrant is being exercised in cash or by wire transfer of immediately available funds, or notify us that the warrant is being exercised on a cashless basis in circumstances where this is permitted, as described below. The holder is not required to deliver the original warrant in order to exercise the warrant. On or before the third business day following delivery of the exercise notice and payment of the exercise price, we will require our transfer agent either to cause a credit to be made of the number of shares of common stock issuable upon exercise of the warrant to the account of the holder or its designee at DTC or issue a certificate registered in the name of the holder or its designee for this number of shares. Upon proper exercise of the warrant, the holder will be deemed a shareholder of the company for all corporate purposes regardless of when the shares of common stock to which the exercise relates are actually issued.

      We will not issue any fractional shares of our common stock upon the exercise of the warrants. Instead, the number of shares issuable upon exercise will be rounded up to the nearest whole number

      If the warrant is not fully exercised, on surrender of the old warrant certificate we will execute a new warrant certificate exercisable for the remaining shares.

      If we do not timely issue and deliver a certificate to the holder or credit the Holder's balance account with DTC for the number of shares of common stock which the holder is entitled upon exercise, and if the holder purchases shares of common stock to deliver in satisfaction of a sale of the shares the holder anticipated to receive on exercise, then we will be obligated, at the holder's election, either to--

      o pay the holder for the cost of buying the shares instead of receiving the shares on exercise of the warrant, but only if such election is made on or after the eighth trading day after proper exercise of the warrant (and we have not previously delivered the shares), or

      o deliver the shares to the holder and pay the holder an amount equal to any excess of the price paid by the holder to purchase the shares that were sold over the product of the number of shares sold and the closing sale price of the common stock on the date of delivery of the shares to the holder.

We must make payment within three business days of a request by the holder.

Cashless Exercise

      If the registration statement of which the prospectus forms a part is not available for registering the issuance of the shares issuable upon exercise of the warrants, the holder of a warrant may exercise the warrant in whole or in part on a cashless basis. In such an exercise, the holder pays the exercise price in shares of common stock based upon the current market price and receives a net number of shares after deducting the shares used to pay the exercise price. The net number of shares issuable upon exercise is determined according to the following formula:

      N = [(W x M) - (W x E)]/M

      where

      N is the net number of shares,

      W is the number of shares for which the warrant is being exercised,

      M is the closing market price of the shares of common stock on the day prior to exercise and

      E is the exercise price of the warrants.

      If the market price of our common stock is less than a target price of $11.00 per share, a holder may elect to receive upon exercise of a warrant, in whole or in part, a number of shares of common stock equal to the number of shares in respect of which the warrant is being exercised multiplied by the difference between the target price and market price and divided by the market price. The number of shares issuable upon such exercise is given by the following formula:

            NI = NW x (T - M)/M

where

            NI is the number of shares issuable upon exercise of the warrant as described in this paragraph,

            NW is the number of shares with respect to which the warrant is being exercised,

            T is the target price of $11.00, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events and

            M is the market price, which means the average of the weighted average price of the common stock over the ten consecutive trading days ending on the trading day immediately preceding the date of exercise.

Limitations on Exercise

      A holder will not have the right to exercise a warrant to the extent that, after giving effect to the exercise, the holder and its affiliates would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to the exercise. For this purpose, the shares beneficially owned by the holder would not include the shares underlying the unexercised portion of the holder's warrant or any other unexercised or unconverted option, right or convertible security owned by the holder and its affiliates.

      In addition, we will not be obligated to issue any shares of common stock upon exercise of all the warrants in excess 1,279,926 shares, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events. This limitation will be allocated pro rata among the warrants.

Forced Exercise

      If the conditions recited below are satisfied, we will have the right to send a written notice to the warrant holders on the business day immediately after the measuring period described below indicating that, on the twentieth trading day following receipt of the notice, the holders of the warrants will be deemed to have delivered an exercise notice electing cashless exercise of the warrants, as described above in the event the registration statement were unavailable, but not in this case requiring that the registration statement be unavailable.

      Our right to deliver this notice is subject to the following conditions:

      o on each day during the period beginning ninety days prior to the measuring period and ending on the date on which the warrants are deemed exercised, our common stock is designated for quotation on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, the common stock has not been suspended from trading, except for a one day suspension due to business announcements by the company, and no delisting or suspension of the common stock has been threatened or pending;

      o there has not been a public announcement of a pending, proposed or intended Fundamental Transaction, unless the transaction has been terminated, abandoned or consummated and we have made a public announcement to that effect;

      o we have not materially breached the securities purchase agreement or the warrants; and

      o the closing sale price on each day of a measuring period of 20 consecutive trading days is equal to or greater than $21.60, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events.

Adjustments

      The exercise price of the warrants and the number of shares of our common stock issuable upon the exercise of the warrants is subject to adjustment in certain situations.

      Issuance of Shares of Common Stock or Rights. If we issue shares of our common stock at a price per share below the exercise price for the warrants then in effect, the exercise price will be adjusted by multiplying it by a fraction that is the ratio of the value of all outstanding shares at the existing exercise price plus the consideration that we will receive for the new issuance of shares to the value of all outstanding shares at the exercise price plus that the value of the new issuance of shares at the exercise price. The adjustment will be made pursuant to the following formula:

            E'/E  = (E x O + C)/(E x (O + N)

            where

            E'    is the adjusted exercise price,

            E     is the original exercise price,

            O is the number of shares of common stock outstanding before the issuance of the new shares of common stock,

            C is the total consideration that we receive in consideration of the issuance of the new shares of common stock and

            N     is the number of new shares of common stock.

      Upon each such adjustment of the exercise price, the number of shares of common stock issuable upon exercise of the warrants will be adjusted to the number of shares determined by multiplying the number of shares issuable upon exercise of the warrants immediately prior to the adjustment by the exercise price in effect immediately prior to the adjustment and dividing the product by the exercise price resulting from the adjustment. This adjustment in the number of shares is described by the following formula:

            N' = (N x E)/E'

            where:

            N' is the adjusted number of shares issuable upon exercise of the warrants,

            N is the original number of shares issuable upon exercise of the warrants,

            E'    is the adjusted exercise price and

            E     is the original exercise price.

      We will make a similar adjustment whenever we issue options, warrants, rights or convertible securities, or change the exercise or conversion price of outstanding options, warrants, rights or convertible securities, such that the total consideration that we receive from the issuance of these rights or securities plus the consideration that we receive on exercise or conversion of these rights or securities, per share of common stock, is less than the exercise price of the warrants then in effect. In these circumstances, the adjustment will be made when the options, warrants, rights or convertible securities are issued, or their exercise or conversion prices are changed, as if the securities had been exercised or converted, and no adjustment will be made at the time of actual exercise or conversion.

      Adjustments will not be made in the case of issuances of securities that are exempt from the right of first refusal, as described above under "Description of the Securities Purchase Agreement--Covenants--Additional Issuances of Securities--Right of First Refusal."

      Adjustment upon Subdivision or Combination of Shares of Common Stock. If we subdivide our common stock, whether by stock split, stock dividend, recapitalization or otherwise, into a greater number of shares, the exercise price will be proportionately reduced and the number of shares issuable upon exercise of the warrants will be proportionately increased. If we combines shares of our common stock into a smaller number of shares, whether by combination, reverse stock split or otherwise, the exercise price will be proportionately increased and the number of warrant shares will be proportionately decreased.

      Other Events. If any event occurs of the type described above, for example the granting of stock appreciation rights, phantom stock rights or other rights with equity features, then our board will make an appropriate adjustment in the exercise price and the number of shares issuable upon exercise of the warrants so as to protect the rights of the warrant holders.

      Rights Upon Distribution of Assets. If we declare or make any dividend or other distribution of our assets to our common stock holders, including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, the exercise price in effect immediately prior to the close of business on the record date for the dividend or distribution will be reduced. The reduction will be made by multiplying the exercise price then in effect by the difference between the closing price of the common stock on the trading day immediately preceding the record date and the value of the dividend or distribution applicable to one share of common stock, and dividing the product by the same closing price. This adjustment in the exercise price is described by the following formula:

            E' = E x (M - V)/M

            where

            E'    is the adjusted exercise price,

            E     is the original exercise price,

            M is the closing price of a share of common stock on the trading day before the record date for the distribution and

            V is the per share value of the dividend or distribution as determined by our board.

      The number of shares issuable upon exercise of the warrants will be reciprocally adjusted, as described above under "Issuance of Shares of Common Stock or Rights."

      If the distribution is of shares of common stock of another issuer traded on a national securities exchange or a national automated quotation system, holders may elect to receive warrants to purchase the shares of the other issuer instead of an increase in the number of shares issuable on exercise of the warrants. The warrants to purchase shares of the other issuer would be on terms identical to the warrants described in this prospectus supplement, except as described in this paragraph. The number of shares issuable upon exercise of the warrant for shares of the other issuer would be equal to the number of shares of the other issuer that would have been payable to an electing warrant holder had the holder exercised the holder's warrant for our common stock immediately prior to the record date for the distribution. The aggregate exercise price of the other warrant would be equal to the amount by which the exercise price of the warrants for our common stock was decreased on account of the distribution, multiplied by the adjusted number of shares of common stock for which the holder's warrant would have been exercisable if the holder had not made the election described in this paragraph.

      Purchase Rights. If at any time we grant, issue or sell any options, warrants or rights or convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of our common stock, a holder of the warrants will be entitled to acquire, upon the same terms, the rights or securities the holder would have acquired if the holder had held the number of shares of common stock issuable upon complete exercise of the holder's warrant immediately before the date on which a record is taken for the grant, issuance or sale of such rights or securities.

      Fundamental Transactions.   We will not enter into any Fundamental
Transaction unless--

      o the successor entity in the transaction assumes in writing all of our obligations under the warrants; and

      o the successor entity is a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.

Upon the occurrence of a Fundamental Transaction, the successor entity will be substituted for the company under the warrants and will deliver to the warrant holders substitute warrants substantially identical in form and substance to the warrants described in this prospectus supplement, except as provided in the following sentence. Upon exercise of a substitute warrant, the holder will be entitled to receive such shares of stock, securities, cash, assets or any other property that the holder would have been entitled to receive upon the happening of the Fundamental Transaction had the original warrant been exercised immediately prior to the transaction.

      Instead of receiving a substitute warrant described in the preceding paragraph, a warrant holder may elect to receive either--

      o cash in an amount equal to the value of the remaining unexercised portion of the holder's warrant on the date of consummation of the Fundamental Transaction, determined by use of the Black and Scholes Option Pricing Model reflecting a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the warrant and an expected volatility equal to the greater of 60% and the 100 day volatility obtained from the HVT function on Bloomberg Financial Markets; or

      o a warrant to acquire shares of the most widely held class of common stock or equivalent equity security of the successor entity that is quoted or listed for trading on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market. The substitute warrant will be substantially identical in form and substance to the warrants described in this prospectus supplement, except as described in the following sentence. Upon exercise the substitute warrant, a holder would receive a number of shares of common stock of the successor entity equal to the number of shares of our common stock issuable upon exercise of the original warrant immediately prior to the Fundamental Transaction multiplied the price of our common stock over a specified period prior to the Fundamental Transaction and divided by the price of the common stock of the successor entity over a specified period prior to the Fundamental Transaction.

      The changes described in this section resulting from a Fundamental Transaction must be in form and substance reasonably satisfactory to the initial holders of the warrants, so long as these holders continue to own any warrants. The provisions described in this section will apply similarly to successive Fundamental Transactions.

      "Fundamental Transaction" means that the company, directly or indirectly, in one or more related transactions,

      o consolidates or merges with or into, whether or not the company is the surviving corporation, another person,

      o sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of our properties or assets to another person,

      o allows a purchase, tender or exchange offer to be made to and accepted by the holders of more than the 50% of the outstanding shares of our common stock, not including any shares of our common stock held by the person making the purchase, tender or exchange offer or that person's affiliates,

      o enters into a stock purchase agreement or other business combination, including a reorganization, recapitalization, spin-off or scheme of arrangement, with another person or

      o     reorganizes, recapitalizes or reclassifies our common stock.

      "Successor Entity" means a person, which may be the company, resulting from or surviving any Fundamental Transaction. If this person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, than the successor entity will be the person's parent entity that is so listed or quoted.

      From and after the third anniversary of the issuance of the warrants, in the event of a Change of Control, we may terminate the warrants by paying to the holders at the time of the Change of Control an amount equal to the warrants' Black-Scholes value, as described above.

      "Change of Control" means any consolidation, merger or similar business combination involving the company in which the company is not the surviving public entity and our stockholders immediately prior to the consummation of the consolidation or merger own less than 50% of the voting securities of the surviving entity.

Non-Circumvention

      We have agreed that we will not, by amendment of charter documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the warrants.

       We have also agreed, so long as any of the warrants are outstanding, to reserve out of our authorized and unissued shares of common stock for purposes of honoring exercise of the warrants, 150% of the number of shares of common stock as shall from time to time be necessary to effect the exercise of the warrants then outstanding, without regard to any limitations on exercise. We are required to increase the number of reserved shares as necessary to comply with the requirements of the preceding sentence and to examine the reserved number no less frequently than every calendar quarter.

Dispute Resolution

      If a dispute arises as to the determination of the exercise price or the arithmetic calculation of the shares issuable upon exercise of the warrants, and we and the holder of any warrant are unable to agree upon such determination or calculation, we will submit the disputed determination--

o in the case of a dispute regarding the exercise price, to an independent, reputable investment bank selected by the company and approved by the holders of a majority of the warrants outstanding at the relevant time, and

o in the case of a disputed arithmetic calculation of the shares issuable upon exercise of the warrants, to our independent, outside accountant,

in each case at our expense.

                                  LEGAL MATTERS

      The validity of the warrants and common stock underlying the warrants is being passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York.